Exhibit 99

FOR IMMEDIATE RELEASE

April 22, 2008

THE EASTERN COMPANY REPORTS RESULTS

FOR THE FIRST QUARTER OF 2008

Naugatuck, CT–The Eastern Company (AMEX-EML) today announced the results of its operations for the first quarter of 2008. Sales for the quarter were $32.9 million, compared to $52.3 million in 2007, which in the first quarter of 2007 included sales of $18.1 million of latching systems for the military’s up-armored Humvee program under a one time limited contract. Excluding those sales in the 2007 quarter, sales at our “core” business units decreased 4% in the first quarter of 2008. Net income for the first quarter was $1.2 million, or $0.20 per diluted share, compared to the $6.8 million, or $1.14 per diluted share, reported in the first quarter of 2007.

Leonard F. Leganza, Chairman, President and CEO stated, “Despite the fact that the first quarter of 2008 did not reflect any military business as significant as the Humvee program, as was the case in 2007, the Eberhard Division of the Industrial Hardware Group has continued to work very closely with several military vehicle contractors in the development and testing of latching systems and other hardware for the next generation of military vehicles. At the Canadian Commercial Vehicle subsidiary, also a part of the Industrial Hardware group, we are applying our lightweight honeycomb composite technology toward developing and manufacturing ultra-flat panels for a variety of non-vehicular markets, in addition to our production of Sleeper Cabs in the Class 8 truck market. We anticipate positive results from these initiatives in 2008.”

Mr. Leganza continued, “During the last several years our Metal Products segment has been a particular challenge. This was due to lower demand generally for Malleable Iron products as well as changes in coal mining methods which caused lower demand, in the domestic market, for our proprietary mine roof anchor products. We approached those challenges by making the investment required to produce and market Ductile Iron products in addition to Malleable Iron. Our efforts are beginning to pay off, as we begin converting more products to Ductile Iron. The project has taken longer than we anticipated and will be ongoing. Our marketing efforts in the general contract casting of other than mining products has shown very positive results as foreign competition becomes less of a factor because of exchange rate changes in Europe and China. We expect favorable results in the Metal segment in 2008.”

Mr. Leganza concluded, “The year 2008 marks the 150th year The Eastern Company has been in existence, a historical milestone. We intend to build on our past successes. In addition to facing the ever increasing operating challenges in our core businesses, the Company will intensify its growth objectives both organically and through acquisitions of complementary businesses and product lines. As to the very important objective of increasing shareholder value, the Company intends to examine carefully all the strategic alternatives available towards achieving that goal.”

Mr. Leganza commented further, “It is still too early in the year to anticipate what, if any, recessionary trends will affect our core businesses in 2008. Nevertheless, we know the Company will have to contend with future increases in energy, health care and raw material costs. It will be necessary for us to continue to overcome these increases as we have in the past by finding new ways to improve our productivity, finding more cost reduction opportunities and increasing prices in order to maintain acceptable profit margins. This will not be an easy task in today’s manufacturing environment. However, despite current economic pessimism, the status of our backlog continues to be strong and all of our business units are on track for positive results in 2008.”

The Eastern Company is a 150-year-old leading manufacturer of vehicular and industrial hardware, locks, metal castings, coin collection and smart card products. It operates from nine locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company’s products enables it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company’s current expectations regarding its future operating performance and achievements. Actual results may differ due to the many economic uncertainties that affect the Company’s business environment. Further information about the potential factors which could affect the Company’s financial results is included in the Company’s reports and filings with the Securities and Exchange Commission. The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:	Leonard F. Leganza or John L. Sullivan III
(203) 729-2255

Statement of Consolidated Income

THE EASTERN COMPANY (AMEX - EML)

	THREE Months Ended

	13 wks	13 wks
	March 29, 2008	March 31, 2007
Net Sales	$32,918,911	$52,317,174

Net Income After Tax	1,206,678	6,758,238

Net Income Per Share:
Basic	$0.21	$1.23
Diluted	$0.20	$1.14

Weighted average
shares outstandings:
Basic	5,811,962	5,507,372
Diluted	6,157,130	5,932,044